VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this 17th day of July, 2009 (“Agreement”), is entered into by and among Top Favour Limited, a company organized under the laws of British Virgin Islands (“Top Favour”), and each of the other persons whose signature appears under the caption “Shareholders” on the signature page hereof.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Exchange Agreement as defined below.

RECITALS

WHEREAS, as of the date hereof, each Shareholder owns beneficially of record or has the power to vote, or direct the vote of, shares of common stock, par value U.S. $.001 per share (“Common Stock”) of Ableauctions.com Inc. (“the Company”), as set forth opposite such Shareholder’s name on the signature page hereto (all such shares of Common Stock and any shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”) and has shares of Common Stock underlying convertible notes and exerciseable warrants also as set forth in the signature page;

WHEREAS, upon the conversion of a certain promissory note (“Note”), the Shareholders will hold at least 49% of the outstanding shares of Common Stock;

WHEREAS, Top Favour, Top Favour’s shareholders, the Company and the Shareholders have entered into a Share Exchange Agreement, dated as of this date (the “Exchange Agreement”) which provides, upon the terms and subject to the conditions thereof, for the acquisition of all outstanding shares of Top Favour equity securities in exchange for newly-issued shares of Common Stock such that following the transaction, Top Favour equity holders shall hold 97% of the then outstanding Common Stock on a fully-diluted basis and provides for other actions as set forth therein (“Transaction”);

WHEREAS, as a condition to the consummation of the Exchange Agreement, Top Favour and its shareholders have requested that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement pursuant to which they will agree to convert the Note and, if required by this Agreement, to acquire additional shares of Common Stock and to cast their votes at any meeting of the Company’s shareholders in favor of the Transaction;

WHEREAS, the Shareholders are executing this Agreement in order to induce Top Favour and its shareholders to consummate the Transaction;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Exchange Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
CONTROLLING OWNERSHIP

SECTION 1.01 Controlling Ownership.  Within 15 days of the date of this Agreement, the Shareholders shall take all actions necessary, including converting into shares of the Common Stock the principal and accrued interest of a promissory note assigned to them by Bullion Reef Holdings Ltd., such that the Shareholders, together with their affiliates, shall hold at least 49% of the outstanding shares of the Common Stock (“Controlling Ownership”).  Until the Transaction is either consummated or terminated, the Shareholders shall maintain Controlling Ownership, provided, however, that the Shareholders are not required to spend more than $400,000 acquiring shares of Common Stock to maintain Controlling Ownership, whether through the exercise of stock options or warrants or in any other manner.  All such acquisitions shall be made subject to federal and state laws.

ARTICLE II
VOTING

SECTION 2.01 Vote in Favor of Transaction.  During the period commencing on the date hereof and terminating on the consummation or termination of the Transaction, each Shareholder, in his or her capacity as a shareholder of the Company (or successor), agrees to vote (or cause to be voted) all Shares directly or indirectly owned by the Shareholder or over which the Shareholder has the beneficial ownership or the right to vote and all Shares which such Shareholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any meeting of the Shareholders of the Company and in any action by written consent of the Shareholders of the Company, if any, in favor of the Transaction and the other matters set forth in the Exchange Agreement.

SECTION 2.02 Directors.  In the event that Top Favour and its shareholders have satisfied their conditions to the Closing (as defined in the Exchange Agreement), but if any member of the Company’s Board of  Directors other than Abdul Ladha have failed to tender their resignations as a director as contemplated in the Exchange Agreement and/or are unwilling to appoint Top Favour’s designees to the Company Board of Directors as specified in the Exchange Agreement, then, if the Shareholders do not at that date have voting control over at least a majority of the outstanding shares of Common Stock, the Shareholders shall acquire additional shares of Common Stock (referred to in this Section 2.02 as the “Additional Stock”).  The Shareholders shall not be required to spend more than $400,000 in acquiring the Additional Stock, provided, however, that the Shareholders may deduct from the $400,000 the cost of Common Stock required to be purchased to maintain Controlling Ownership under Section 1.01 above.  For example, if the Shareholders spend $50,000 to maintain Controlling Ownership, then they will be required to spend no more than $350,000 to acquire the Additional Stock.  Provided further, that the object of this Section 2.02 is to try to give the Shareholders a majority of the voting power.  Therefore, the Shareholders must purchase only enough Additional Stock to give them a majority of the voting power, but, if the purchase of all of the Additional Stock required to be purchased under this Section 2.02 will not be sufficient to give them a majority of the voting power, then they must purchase all of the Additional Stock.  All such acquisitions shall be made subject to federal and state laws.  Abdul Ladha agrees to resign from the Board of Directors in the manner set forth in the Exchange Agreement.  Once the Shareholders have purchased any shares of Common Stock they are required to purchase pursuant to this Section 2.02, they shall vote in favor of Top Favour’s designees to the Board of Directors in lieu of the current directors either by signing a written consent or by casting their votes at a meeting of the Company’s shareholders, at Top Favour’s option.

SECTION 2.03 Term of Agreement.  The obligations of the Shareholders pursuant to this Article I shall terminate upon the consummation or termination of the Transaction.

ARTICLE III
PROXY

SECTION 3.01 Vote in Favor of Corporate Matters.  During the term of this Agreement, each Shareholder hereby agrees and covenants to vote or cause to be voted all of his or her Shares then owned by him or her, or over which he or she has voting power, and all Shares which such Shareholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any regular or special meeting of shareholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the shareholders, in favor of all actions as shall be necessary or desirable in connection with or related to the Transaction including, without limitation, any amendment to the Articles of Incorporation of the Company to effect any actions specified therein, so long as such actions are contemplated by the Exchange Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby severally represents warrants and covenants to the other Shareholders as follows:

SECTION 4.01 Authorization.  Such Shareholder has full legal capacity and authority to enter into this Agreement and to carry out such person’s obligations hereunder.  This Agreement has been duly executed and delivered by such Shareholder, and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

SECTION 4.02 Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Shareholders, threatened against the Shareholders or any of their respective properties that, individually or in the aggregate, would reasonably be expected to materially delay or impair the Shareholders’ ability to consummate the actions contemplated by this Agreement.  There is no judgment, decree or order against the Shareholders that would prevent, enjoin, alter or materially delay any of the actions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on theShareholders’ ability to consummate the actions contemplated by this Agreement.

SECTION 4.03 Title to Shares.  The Shareholders represent and warrant that the Shareholders (i) are the record and beneficial owner of and have the sole right to vote the Shares, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances, (ii) do not own, either beneficially or of record, any shares of capital stock of the Company other than the Shares and (iii) have full power and authority to make, enter into and carry out the terms of this Agreement.  In addition, the Shareholders represents that the Ladha (1999) Family Trust is the record and beneficial owner of at least 250,572 shares of the Company’s Common Stock (“Trust Shares”)and that Hanifa Ladha holds and will hold until the consummation or termination of the Transaction the right to vote the Trust Shares.

SECTION 4.04 Further Assurances.  If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement, the Top Favour Shareholders, Top Favour and the Shareholders (as applicable), will take all such lawful and necessary action; provided, however, that no Shareholder shall be required to purchase additional Common Stock in excess of the limits of Section 1.01 or Section 2.02.

ARTICLE V
GENERAL PROVISIONS

SECTION 5.01 Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a reputable overnight courier service, in each case properly addressed to the party to receive the same. All communications shall be sent to a  party at the address provided on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

SECTION 5.02 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 5.04 Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.05 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 5.06 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California including all matters of construction, validity, performance, and enforcement without giving effect to the conflict of laws principle.

SECTION 5.07 Disputes.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Los Angeles, California.

SECTION 5.08 No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.09 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile counterpart signatures to this Agreement and counterpart signatures transmitted by electronic means shall be acceptable and binding.

SECTION 5.10 Exchange Agreement.  All references to the Exchange Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

SECTION 5.11 Share Numbers.  All references to the number of shares of equity securities throughout this Agreement shall be subject to adjustment in the event of any stock split, stock dividends, reverse stock splits, and the like.

[Signature page(s) follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

TOP FAVOUR, a British Virgin Islands international business company

By:  _____________________
        Jianhua Lv, Chairman

Address:
Intersection between Kuanggong Road and Tiyu Road
(10th Floor, Chenshi Xin Yong She, Tiyu
Road)
Xinhua District
Pindingshan City, Henan Province
People’s Republic of China, 467000
Tel: +863752882999
Fax: +863752912026

ABLEAUCTIONS SHAREHOLDERS:

______________________________
ABDUL LADHA
Shareholder Address:
____________________________________
____________________________________
____________________________________
·	No. of Shares Held Currently: _________
·	No. of Shares issuable upon conversion of promissory note:
·	No. of Shares issuable upon exercise of warrants :

______________________________
HANIFA LADHA
Shareholder Address:
____________________________________
____________________________________
____________________________________
·	No. of Shares Held Currently: _________
·	No. of Shares issuable upon conversion of promissory note:
·	No. of Shares issuable upon exercise of warrants :